SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

                                   FORM 11-K

                ANNUAL REPORT PURSUANT TO SECTION 15 (d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934




[X]  Annual report pursuant to Section 15 (d) of the Securities
     Exchange Act of 1934 (No fee required)

     For the fiscal years ended December 31, 1999 and 1998


                                       OR


[ ] Transition report pursuant to SECTION 15 (d) of the Securities Exchange Act of 1934 (No fee required)

     For the transition period from __________ to ____________

                         Commission file number 33-59853


      A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

                  NORTHROP GRUMMAN SAVINGS AND INVESTMENT PLAN


      B. Name of issuer of the securities held pursuant to the Plan and the address of its principal executive office:

                          NORTHROP GRUMMAN CORPORATION
                             1840 Century Park East
                          Los Angeles, California 90067

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.



                                NORTHROP GRUMMAN SAVINGS AND INVESTMENT PLAN


                                /s/ Gary W. McKenzie
                                -------------------------------------------
Dated: June 28, 2000            By   Gary W. McKenzie
                                     Vice President Tax

NORTHROP GRUMMAN SAVINGS AND INVESTMENT PLAN

TABLE OF CONTENTS
--------------------------------------------------------------------------------


                                                                            Page

INDEPENDENT AUDITORS' REPORT                                                 1


FINANCIAL STATEMENTS:

   Statements of Net Assets Available for Plan Benefits as of
     December 31, 1999 and 1998                                              2

   Statement of Changes in Net Assets Available for Plan Benefits for the
     Year Ended December 31, 1999                                            3

   Notes to Financial Statements                                            4-9


SUPPLEMENTAL SCHEDULE -

   Assets Held for Investment Purposes at December 31, 1999                10-29

INDEPENDENT AUDITORS' REPORT


To the Administrative Committee of the
  Northrop Grumman Savings and Investment Plan:

We have audited the accompanying statements of net assets available for plan benefits of the Northrop Grumman Savings and Investment Plan (the "Plan") as of December 31, 1999 and 1998, and the related statement of changes in net assets available for plan benefits for the year ended December 31, 1999. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for plan benefits of the Plan as of December 31, 1999 and 1998, and the changes in net assets available for plan benefits for the year ended December 31, 1999 in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets held for investment purposes at December 31, 1999 is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule is the responsibility of the Plan's management. Such supplemental schedule has been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.




/s/ Deloitte & Touche LLP
--------------------------
Deloitte & Touche LLP
Los Angeles, California
June 22, 2000

NORTHROP GRUMMAN SAVINGS AND INVESTMENT PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR PLAN BENEFITS
DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------


                                                 1999             1998

ASSETS:
  Investments (Notes B, C, D, and E)       $4,002,157,293   $3,629,993,434
  Receivables:
    Participant contribution                      352,316       10,885,782
    Employer contribution                         178,265        4,482,209
    Due from broker for securities sold         1,945,217       20,342,839
    Dividends and interest receivable           4,233,263        3,832,740
                                           --------------   --------------
           Total assets                     4,008,866,354    3,669,537,004
                                           --------------   --------------
LIABILITIES:
  Accrued expenses                              3,554,439
  Options outstanding                                            4,022,600
  Due to broker for securities purchased       20,388,536       73,652,683
                                           --------------   --------------
           Total liabilities                   23,942,975       77,675,283
                                           --------------   --------------
NET ASSETS AVAILABLE FOR PLAN BENEFITS     $3,984,923,379   $3,591,861,721
                                           ==============   ==============



See notes to financial statements.

NORTHROP GRUMMAN SAVINGS AND INVESTMENT PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS
YEAR ENDED DECEMBER 31, 1999
--------------------------------------------------------------------------------


INVESTMENT INCOME:
  Net appreciation in fair value of investments   $  288,814,152
  Interest                                            74,185,624
  Dividends                                           68,207,583
                                                  --------------
           Total investment income                   431,207,359

  Less investment expenses                             3,690,141
                                                  --------------
           Net investment income                     427,517,218
                                                  --------------
CONTRIBUTIONS:
  Participant                                        130,851,877
  Employer                                            50,396,805
                                                  --------------
          Total contributions                        181,248,682
                                                  --------------
          Total additions                            608,765,900
                                                  --------------
DEDUCTIONS:
  Benefits paid to participants                      451,263,674
  Administrative expenses                             12,495,963
                                                  --------------
           Total deductions                          463,759,637
                                                  --------------
MERGED PLAN TRANSFERS IN                             248,055,395
                                                  --------------
NET INCREASE                                         393,061,658

NET ASSETS AVAILABLE FOR PLAN BENEFITS:
  Beginning of year                                3,591,861,721
                                                  --------------
  End of year                                     $3,984,923,379
                                                  ==============


See notes to financial statements.

NORTHROP GRUMMAN SAVINGS AND INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------


A.    DESCRIPTION OF THE PLAN

      The following description of the Northrop Grumman Savings and Investment Plan (the "Plan") provides only general information. Participants should refer to the Plan document for a more complete description of the Plan's provisions.

      General - The Northrop Grumman Savings and Investment Plan is a qualified profit-sharing and employee stock ownership plan sponsored by Northrop Grumman Corporation (the "Company"). It was established February 1, 1962 and restated effective January 1, 1998, covering all hourly and salaried employees who are at least 18 years old, citizens or residents of the United States of America, and are not covered under another plan. It is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA").

      On September 1, 1999, the Northrop Grumman Commercial Aircraft Division Salaried Savings and Investment Plan (the "Former Plan") was merged with the Plan and the Former Plan participants became eligible for participation in the Plan.

      Contributions - Plan participants may contribute between 1 percent and 18 percent of eligible compensation in increments of 1 percent, on a tax-deferred (before-tax) basis, after-tax basis, or a combination thereof. An active participant may change the percentage of his or her contributions. Contributions are subject to certain limitations.

      The Company's matching contributions are as follows:

         Employee Contribution                                    Company Match

         First 2 percent of eligible compensation                     100 %
         Next 2 percent of eligible compensation                       50 %
         Next 4 percent of eligible compensation                       25 %
         Contribution over 8 percent                                    0 %

      Participant Accounts - A separate account is maintained for each participant. Each participant's account is credited with the participant's contribution and allocations of (a) the Company's contribution, (b) Plan earnings, and (c) administrative expenses. Allocations are based on participant earnings on account balances, as defined in the Plan document. The benefit to which a participant is entitled is the benefit that can be provided from the participant's vested account.

      Vesting - Plan participants are fully vested (100 percent) at all times in the balance of their accounts (both employee and employer contributions), none of which may be forfeited for any reason.

      Investment Options - Upon enrollment in the Plan, each participant may direct that his or her employee contributions and Company matching contributions, in 1 percent increments, be invested in any of the following seven investment funds.

         U.S. Equity Fund - The U.S. Equity Fund consists predominantly of holdings in large- and medium-sized U.S. company stocks. These stocks are selected by independent professional investment managers appointed by the Plan's Investment Committee. This fund is designed to provide results that closely match those of the Standard & Poor's 500 Stock Index.

         Fixed Income Fund - The Fixed Income Fund is broadly diversified and maintains an average maturity of 10 years. This fund consists of holdings in marketable, fixed-income securities rated within the three highest investment grades (i.e., A or better) assigned by Moody's Investor Services or Standard & Poor's Corporation, U.S. Treasury or federal agency obligations, or cash-equivalent instruments. The securities are selected by independent professional investment managers appointed by the Plan's Investment Committee.

         Stable Value Fund - The Stable Value Fund is diversified among U.S. government securities and obligations of government agencies, bonds, short-term investments, cash, and contracts issued by insurance companies and banks. The fund is managed by an independent professional investment manager appointed by the Plan's Investment Committee.

         Northrop Grumman Fund - The Northrop Grumman Fund invests exclusively in Northrop Grumman Corporation common stock.

         Balanced Fund - The Balanced Fund is a fully diversified portfolio consisting of fixed portions of five of the savings plan funds (Stable Value Fund, U.S. Equity Fund, Fixed Income Fund, International Equity Fund, and Small Cap Fund). The fund seeks to exceed the return of the bond market and approach the return of the stock market, but with less risk than an investment only in stocks.

         International Equity Fund - The International Equity Fund consists of stocks of a diversified group of companies in developed countries outside the United States. The fund's objective is capital appreciation over the long term, along with some current income (dividends).

         Small Cap Fund - The Small Cap Fund consists of stocks of a diversified group of small-capitalization U.S. companies. The stocks purchased by the fund typically have a market capitalization similar to companies in the Russell 2000 Index, which are companies with an average market capitalization of $500 million. The fund's objective is capital appreciation over the long term, rather than current income (dividends).

      Participants may change their investment options daily.

      Contributions deposited into each investment fund buy a number of units in each fund. The value of each participant's account within each fund depends on two factors: (1) the number of units purchased to date, and (2) the current value of each unit. Unit values are updated daily prior to any plan transactions, including contributions, withdrawals, distributions, and transfers.

      Participant Notes Receivable - Participants may borrow from their fund accounts a minimum of $1,000, up to a maximum equal to the lesser of $50,000 or 50 percent of their account balance reduced by the highest outstanding balance over the last twelve months. A participant may not have more than one outstanding loan at any given time. Loans will be prorated across all investment funds and are secured by the balance in the participant's account. The interest rate is fixed on the first business day of each month at the prime rate of the Plan's trustee plus 1 percent. Repayments are made from payroll deductions (for active employees) or personal check (for former employees or employees on a leave of absence). The maximum loan period is five years, or ten years for a loan used to acquire a dwelling that is to be the principal residence of the participant. Loans may be prepaid in full; partial prepayments are not permitted.

      Payment of Benefits - On termination of service due to death, disability, or retirement, a participant may receive a lump-sum payment of his or her account balance. A participant may also delay his or her lump-sum payment until the age of 70 1/2, if the account balance exceeds $5,000.

      Distribution from the Northrop Grumman Fund will be paid in cash, stock, or a combination of both, depending on the participant's election.

      Withdrawals - A participant may withdraw all or a portion of his or her after-tax contributions (plus earnings) at any time. In addition, a participant may withdraw all or a portion of his or her Company matching contribution (plus earnings) that have been in the Plan for at least 24 months. A participant may withdraw all or a portion of his or her before-tax contributions for any reason after reaching age 59 1/2, or prior to reaching age 59 1/2 in the case of hardship (as described in the Plan document).

B.    SUMMARY OF ACCOUNTING POLICIES

      Basis of Accounting - The financial statements of the Plan are prepared under the accrual basis of accounting.

      Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

      Investment Valuation and Income Recognition - In the accompanying statement of net assets available for plan benefits as of December 31, 1999, the Plan's investments are stated at fair value, except for the investments in insurance and investment contracts included in the Northrop Grumman Stable Value Master Trust (the "Master Trust"), which are stated at contract value (see Note D). Quoted market prices are used to determine the fair value of the investments. Notes receivable from participants are valued at cost, which approximates fair value.

      Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

      Broker commissions, transfer taxes, and other charges and expenses incurred in connection with the purchase, sale, or other disposition of securities or other investments held by the Master Trust are added to the cost of such securities or other investments, or are deducted from the proceeds of the sale or other disposition thereof, as appropriate. Taxes (if any) on the assets of the funds, or on any gain resulting from the sale or other disposition of such assets, or on the earnings of the funds, are apportioned in such a manner as the Trustee deems equitable among the participants and former participants (if any) whose interests in the Plan are affected, and the share of such taxes apportioned to each such person is charged against his or her account in the Plan.

      Payment of Benefits - Benefits are recorded when paid. As of December 31, 1999 and 1998, benefits payable in cash to participants were $111,924 and $14,796,768, respectively. Additionally, the market values of shares of Northrop Grumman Corporation common stock to be distributed as of December 31, 1999 and 1998 were zero and $8,785, respectively.

      New Accounting Pronouncements - The Plan has adopted Statement of Position 99-3, "Accounting and Reporting of Certain Defined Contribution Plan Investments and Other Matters," which eliminates the by-fund disclosure and the unit value disclosures. There was no other impact to the Plan's financial statements.

C.    INVESTMENTS

      The Plan's interest in the Northrop Grumman Stable Value Master Trust as of December 31, 1999 and 1998 of $950,455,786 and $871,098,496,
      respectively, represented over five percent of the Plan's net assets as of those dates. As of December 31, 1999 and 1998, no other single investment represented five percent or more of the Plan's net assets.

      During 1999, the Plan's investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated in value by $288,814,152 as follows:

        Common stock                                            $241,804,170
        Mutual funds                                              56,317,850
        Debt obligations                                          (9,307,868)
                                                                ------------
                                                                $288,814,152
                                                                ============

D.    INTEREST IN NORTHROP GRUMMAN STABLE VALUE MASTER TRUST

      A portion of the Plan's investments are in the Master Trust which was established for the investment of the assets of the Plan and several other Northrop Grumman Corporation sponsored savings plans. Each participating savings plan has an undivided interest in the Master Trust. The assets of the Master Trust are held by Primco Capital Management. At December 31, 1999 and 1998, the Plan's interest in the net assets of the Master Trust was approximately 67 percent and 64 percent, respectively. Investment income and administrative expenses relating to the Master Trust are allocated among the participating plans based upon average monthly balances invested by each plan.

      Investments held at contract value in the Master Trust as of December 31, 1999 and 1998 were as follows (in thousands):

                                                          1999           1998

        Guaranteed and Bank Investment Contracts       $1,389,667     $1,298,790
        Northrop Retirement Savings Temporary
           Investment Fund                                 33,264         60,090
        Accrued income                                                       113
                                                       ----------     ----------
        Total                                          $1,422,931     $1,358,993
                                                       ==========     ==========


      Investment income in the Master Trust was $87,968,929 for the year ended December 31, 1999.

E.    INVESTMENT CONTRACTS WITH INSURANCE COMPANIES

      All investment and insurance contracts held by the Master Trust are considered to be fully benefit responsive and, therefore, are reported at contract value. Contract value represents contributions made under the contract, plus interest at the contract rate, less withdrawals and administrative expenses.

      The following information is disclosed for the investment and insurance contracts within the Master Trust as of December 31, 1999 and 1998 (in millions):
                                                              1999        1998

        Contract value of assets:                          $ 1,390     $ 1,299
        Fair value of assets:                              $ 1,355     $ 1,343
        Average yield of assets on December 31:               6.25 %      7.09 %
        Crediting interest rate of assets at December 31:     6.25 %      7.08 %
        Duration:                                         2.77 Years  2.58 Years

F.    TRANSACTIONS WITH PARTIES-IN-INTEREST

      In Plan management's opinion, fees paid during the year for services rendered by parties-in-interest were based upon customary and reasonable rates for such services.

G.    PLAN TERMINATION

      Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of the Plan's termination, the interests of all participants in their accounts are 100 percent vested and nonforfeitable.

H.    INCOME TAXES

      The Internal Revenue Service has determined and informed the Company by letter dated April 25, 2000, that the Plan, as amended, and related trust are designed in accordance with applicable sections of the Internal Revenue Code (the "IRC"). The plan administrator and the Plan's tax counsel believe that the Plan is currently being operated in compliance with the applicable requirements of the IRC.

I.    DESCRIPTION OF PLAN MERGERS

      Effective September 1, 1999, plan assets of $248,055,395 of the Former Plan were merged into the Plan. The transferred net assets have been recognized in the accounts of the Plan at their balances as previously carried in the accounts of the Former Plan.

J.    SUBSEQUENT EVENT

      On June 9, 2000, the Company entered into an Asset Purchase Agreement with VAC Acquisition Corp. II (the "Buyer") to sell certain assets now owned by the Aerostructures Business Area of its Integrated Systems & Aerostructures Sector. Upon the closing of the transaction, Company employees who become employees of the Buyer and certain designated retired employees of the Aerostructures Business Area will be entitled to either receive an immediate distribution of their account balances in accordance with Plan terms; maintain their accounts in the Plan in accordance with Plan terms; or transfer their account balances directly to a defined contribution plan to be designated or newly established by the Buyer.


                                     ******

NORTHROP GRUMMAN SAVINGS AND INVESTMENT PLAN

SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
DECEMBER 31, 1999

------------------------------------------------------------------------------------------------------------------------------------
(a)                (b)                                      (c)                                  (d)              (e)
      Identity of Issuer, Borrower,
         Lessor or Similar Party                 Description of Investment                      Cost          Current Value
------------------------------------------------------------------------------------------------------------------------------------
*     Northrop Grumman Corporation            Participation in Stable Value Unitized Fund   $   889,153,377  $   950,455,786
      Fidelity                                Magellan Fund                                     242,454,210      474,401,045
*     Northrop Grumman Corporation            Common Stock                                      129,232,026      257,038,643
*     State Street Bank & Trust Co            Flagship S&P 500 Index Fund                       114,561,922      124,721,074
*     State Street Bank & Ttust Co            Short Term Investment Fund                         65,461,289       65,461,289
      EAFE                                    SERIES A                                           53,706,419       60,929,021
*     Northrop Grumman Corporation            Participant Loans                                  60,146,908       60,146,908
      RCM                                     Growth Equity Fund                                 39,152,519       45,788,481
      Cisco Systems Inc                       Common Stock                                        8,922,542       43,321,350
      Microsoft Corporation                   Common Stock                                       12,943,821       39,706,675
      General Electric Co                     Common Stock                                       15,513,779       39,182,700
      Nokia Corp                              Common Stock                                        3,769,699       31,920,000
      Citigroup Inc                           Common Stock                                       18,282,623       29,298,106
      Capital Guardian Trust Co               Small Cap Daily Fund                               17,418,082       28,318,317
      PIC                                     Small Cap Investment Fund Debt                     12,189,668       24,483,874
      SSGA CME9                               BOND MARKET INDEX FD SER A                         22,977,154       23,041,142
      MCI Worldcom Inc                        Common Stock                                       13,479,558       23,000,206
      Intel Corp                              Common Stock                                       10,437,398       22,249,069
      AT&T Corp                               Common Stock                                       21,227,252       37,981,749
      Exxon Mobil Corp                        Common Stock                                       17,093,064       21,325,297
      Capital Guardian Trust Co               International Equity Daily Fund                    10,012,873       20,918,272
      Home Depot Inc                          Common Stock                                        5,779,904       20,712,731
      American International Group Inc        Common Stock                                       10,397,517       19,081,359
      Lucent Technologies Inc                 Common Stock                                       10,655,497       17,517,048
      Tyco International LTD                  Common Stock                                       11,842,642       17,089,450
      Motorola Inc                            Common Stock                                       10,360,384       16,300,575
      Applied Materials Inc                   Common Stock                                        3,623,732       15,785,263
      Wal Mart Stores Inc                     Common Stock                                        6,638,674       15,580,775
      Hewlett Packard Co                      Common Stock                                        9,821,120       14,948,600
      Amgen Inc                               Common Stock                                        5,636,481       14,811,413
      SSGA CMK4                               RUSSELL SPECIAL SMALL CO SER A                     13,291,341       14,709,737
      E M C Corp Mass                         Common Stock                                        5,104,786       14,634,038
      CBS Corp                                Common Stock                                        7,164,952       14,277,244
      Warner Lambert Co                       Common Stock                                        9,586,763       14,101,444
      Texas Instruments Inc                   Common Stock                                        4,243,251       13,891,875
      Bank America Corp                       Common Stock                                       13,973,460       13,849,843
      Clear Channel Communications            Common Stock                                        7,364,894       13,539,225
      Scudder Institutional Fund Inc          International Equity Portfolio                      8,750,000       13,484,219
      Foreign Discover                        T Rowe Price Trust Fund                             7,950,000       12,614,989
      Bristol Myers Squibb Co                 Common Stock                                       11,564,352       12,458,794



                                                                 -10-



      JDS Uniphase Corp                       Common Stock                                        3,703,540       12,001,650
      Pfizer Inc                              Common Stock                                        4,488,983       11,492,606
      Schroder                                International Equity Fund                           8,907,111       11,352,878
      Time Warner Inc                         Common Stock                                        4,908,901       11,242,300
      GTE Corp                                Common Stock                                        9,899,161       11,092,425
      SBC Communications Inc                  Common Stock                                       10,367,669       10,988,211
      Qualcomm Inc                            Common Stock                                        1,639,160       10,567,500
      McDonalds Corp                          Common Stock                                        9,467,662       10,473,188
      Vodafone Airtouch PLC                   Common Stock                                        6,544,183       10,427,175
      Merck & Co Inc                          Common Stock                                        9,163,229        9,985,606
      KLA Tencor Corp                         Common Stock                                        2,623,395        9,823,275
      Alcoa Inc                               Common Stock                                        5,164,699        9,545,000
      Sun Microsystems Inc                    Common Stock                                        2,947,544        9,369,938
      Qwest Communications Intl Inc           Common Stock                                        6,216,541        9,025,700
      Bank One Corp                           Common Stock                                       11,015,718        8,981,668
      Chase manhattan Corp                    Common Stock                                        4,963,089        8,672,722
      Morgan Stanley Dean Witter & Co         Common Stock                                        3,305,139        8,517,893
      Compaq Computer Corp                    Common Stock                                        7,818,853        8,381,256
      Procter & Gamble Co                     Common Stock                                        4,891,078        8,326,750
      Eli Lilly & Co                          Common Stock                                        7,689,107        8,312,500
      Ford Moter CoEL                         Common Stock                                        6,070,948        8,304,882
      International Business Machines         Common Stock                                        4,980,978        8,218,800
      Guidant Corp                            Common Stock                                        6,419,297        8,093,400
      Federal National Mortgage Association   Common Stock                                        6,533,892        8,035,706
      Dell Computer Corp                      Common Stock                                        5,086,551        7,950,900
      Chevron Corp                            Common Stock                                        7,294,328        7,943,513
      Yahoo Inc                               Common Stock                                        2,878,325        7,788,375
      Teradyne Inc                            Common Stock                                        1,917,941        7,722,000
      Bell Atlantic Corp                      Common Stock                                        6,279,560        7,637,321
      FNMA Pool     535095                    0.99%   01 Dec 2014                                 7,516,271        7,516,271
      AES Corp                                Common Stock                                        3,943,075        7,437,625
      Johnson & Johnson                       Common Stock                                        5,605,368        7,301,000
      Genentech Inc                           Common Stock                                        3,745,352        7,263,000
      NTL Inc                                 Common Stock                                        4,698,779        7,213,669
      Fed Home Ln Mtg Corp                    6.625%   15 Sep 2009                                7,370,437        7,189,544
      SLM Holding Corp                        Common Stock                                        4,935,202        7,144,475
      Texaco Inc                              Common Stock                                        7,029,208        7,095,928
      Medtronic Inc                           Common Stock                                          939,094        6,952,275
      Gap Inc                                 Common Stock                                        3,317,310        6,925,852
      Colgate Palmolive Co                    Common Stock                                        2,968,067        6,844,500
      Viacom Inc                              Common Stock                                        3,501,473        6,769,000
      Conoco Inc                              Common Stock                                        6,764,367        6,563,700
      Omnicom Group                           Common Stock                                        1,100,948        6,410,000
      Baxter International Inc                Common Stock                                        5,450,220        6,388,031
      Kimberly Clark Corp                     Common Stock                                        4,424,069        6,337,863
      America Online Inc                      Common Stock                                        5,425,755        6,200,963
      FNMA    TBA JAN 30 SINGLE FAM           7.5%   01 Dec 2099                                  6,209,125        6,130,250
      American Home Products Corp             Common Stock                                        7,789,274        6,112,813
      Washington Mutual Inc                   Common Stock                                        7,562,631        5,974,800
      Anheuser Busch COS Inc                  Common Stock                                        5,012,142        5,953,500
      Bestfoods                               Common Stock                                        5,060,001        5,834,438
      Lowes COS Inc                           Common Stock                                        1,708,487        5,819,650



                                                                 -11-



      FNMA Pool            323819             7.5%   01 Jun 2029                                  5,907,326        5,769,650
      Dow  Chemical Co                        Common Stock                                        4,911,051        5,745,875
      United States Treasury Bonds            7.875%   15 Feb 2021                                5,940,006        5,622,584
      Abbott Labs                             Common Stock                                        5,289,712        5,559,444
      Household International Inc             Common Stock                                        5,113,554        5,524,175
      Kohls Corp                              Common Stock                                        1,291,468        5,515,125
      Unocal Corp                             Common Stock                                        5,801,950        5,507,606
      International Paper Co                  Common Stock                                        4,201,746        5,350,275
      Philip Morris COS Inc                   Common Stock                                        7,794,086        5,207,913
      American Express Co                     Common Stock                                        4,463,370        5,137,125
      Sony Corp                               Common Stock                                        1,554,485        5,125,500
      United Technologies Corp                Common Stock                                        3,275,928        5,122,000
      Kellogg Co                              Common Stock                                        5,726,872        5,040,925
      GNMA Pool             780191            7.5%   15 Jul 2025                                  5,077,130        4,960,119
      Dover Corp                              Common Stock                                        3,009,678        4,959,488
      Emerson Electric Co                     Common Stock                                        4,948,763        4,905,563
      FNMA Pool 481427                        6%   01 Jan 2029                                    5,233,158        4,865,733
      Tellabs Inc                             Common Stock                                        1,800,342        4,858,994
      Allstate Corp                           Common Stock                                        6,955,339        4,857,600
      Fort James Corp                         Common Stock                                        6,144,203        4,853,588
      United States Treas NTS                 5.5%   15 May 2009                                  4,977,473        4,830,968
      Deere & Co                              Common Stock                                        4,435,843        4,734,381
      Federated Dept Stores Inc               Common Stock                                        3,778,053        4,732,650
      FNMA    TBA JAN 30 SINGLE FAM           6.5%   01 Dec 2099                                  4,810,677        4,710,950
      Equant N V                              Common Stock                                        3,444,018        4,670,400
      Burlington Northern Santa Fe            Common Stock                                        5,660,294        4,668,125
      Coca Cola Co                            Common Stock                                        4,332,358        4,619,225
      Analog Devices Inc                      Common Stock                                        1,312,869        4,584,900
      United States Treas NTS                 5.875%   30 Nov 2001                                4,725,727        4,570,514
      Honeywell Intl Inc                      Common Stock                                        4,452,546        4,522,700
      Conoco Inc                              Common Stock                                        3,955,065        4,435,337
      First UN Corp                           Common Stock                                        5,707,443        4,406,719
      Nike Inc                                Common Stock                                        4,733,687        4,401,150
      Halliburton Co                          Common Stock                                        3,779,403        4,383,225
      May Dept Stores Co                      Common Stock                                        4,889,437        4,373,100
      Keycorp                                 Common Stock                                        6,034,650        4,367,475
      United States Treas NTS                 5.625%   15 Feb 2006                                4,419,406        4,257,404
      Univision Communications Inc            Common Stock                                        2,596,769        4,240,781
      USX Marathon Group                      Common Stock                                        5,075,215        4,189,469
      Eastman Kodak Co                        Common Stock                                        4,534,918        4,173,750
      XL Capital LTD                          Common Stock                                        2,862,509        4,150,000
      Cadence Design Sys Inc                  Common Stock                                        3,354,306        4,051,200
      Heinz H J Co                            Common Stock                                        4,694,525        3,997,175
      Enron Corp                              Common Stock                                        3,130,142        3,993,750
      St Microelectronics N V                 Common Stock                                        1,955,175        3,967,663
      Forest Labs Inc                         Common Stock                                        2,975,762        3,864,419
      Costco Wholesale Corp                   Common Stock                                        2,881,371        3,859,875
      Tiffany & Co                            Common Stock                                        2,134,735        3,855,600
      Burlington Res Inc                      Common Stock                                        4,502,563        3,831,944
      Allegiance Telecom Inc                  Common Stock                                        1,592,292        3,800,700
      United States Treas NTS                 6.125%   15 Aug 2007                                3,805,842        3,768,375
      Broadcom Corp                           Common Stock                                        2,055,675        3,731,538



                                                                 -12-



      DLJ Mortgage Acceptance Corp            6.75%   19 Jun 2028                                 3,958,852        3,723,848
      Chubb Corp                              Common Stock                                        3,720,579        3,716,625
      Tenet Healthcare Corp                   Common Stock                                        3,910,761        3,696,550
      General Motors Corp                     Common Stock                                        2,663,181        3,663,450
      Astrazeneca PLC                         Common Stock                                        2,790,080        3,618,306
      Air Prods & Chems Inc                   Common Stock                                        3,838,597        3,618,038
      Delphi Automotive Sys Corp              Common Stock                                        4,235,773        3,616,200
      Nextel Communications Inc               Common Stock                                          889,017        3,609,375
      Unumprovident Corp                      Common Stock                                        4,683,542        3,600,619
      Bowater Inc                             Common Stock                                        2,982,623        3,595,488
      Peoplesoft Inc                          Common Stock                                        3,457,998        3,580,500
      Avnet Inc                               Common Stock                                        2,823,956        3,571,436
      Parker Hannifin Corp                    Common Stock                                        2,361,248        3,561,088
      St Paul COS Inc                         Common Stock                                        4,064,090        3,547,294
      Circuit City Stores Inc                 Common Stock                                        2,549,792        3,541,913
      PPG Inds Inc                            Common Stock                                        3,045,655        3,528,525
      Glaxo Wellcome PLC                      Common Stock                                        3,367,153        3,481,013
      Wells Fargo & Co                        Common Stock                                        2,207,666        3,441,231
      Aetna Inc                               Common Stock                                        4,655,671        3,415,725
      Archer Daniels Midland Co               Common Stock                                        4,608,684        3,410,806
      United States Treas NTS                 5.25%   31 May 2001                                 3,429,785        3,405,806
      Campbell Soup Co                        Common Stock                                        3,597,780        3,300,044
      Hasbro Inc                              Common Stock                                        2,942,130        3,259,688
      First Data Corp                         Common Stock                                        2,112,633        3,244,763
      Illinois Tool Wks Inc                   Common Stock                                        1,782,255        3,243,000
      East Coast Power LLC                    7.536%   30 Jun 2017                                3,650,000        3,240,470
      Williams COS Inc                        Common Stock                                        3,143,143        3,209,063
      Clorox Co                               Common Stock                                        3,008,193        3,203,850
      Berkshire Hathaway Inc                  Common Stock                                        2,694,288        3,197,700
      CNF Transn Inc                          Common Stock                                        3,403,536        3,194,700
      Petroleum GOE Svcs A/S                  7.5%   31 Mar 2007                                  3,251,258        3,177,233
      United States Treas NTS                 6.25%   28 Feb 2002                                 3,179,285        3,149,024
      Interpublic Group COS Inc               Common Stock                                          778,938        3,143,969
      Nextlink Communications Inc             Common Stock                                        1,590,072        3,114,844
      United States Treas NTS                 6.875%   31 Mar 2000                                3,175,549        3,109,672
      Georgia Pac Corp                        Common Stock                                        2,369,060        3,090,675
      GNMA I  TBA JAN 30 SINGLE FAM           8%   15 Dec 2099                                    3,060,313        3,030,000
      Bank New York Inc                       Common Stock                                        2,577,334        3,000,000
      Merrill Lynch & Co Inc                  Common Stock                                        1,781,999        2,997,650
      Praxair Inc                             Common Stock                                        2,836,724        2,988,563
      FNMA Pool 535039                        8%   01 Nov 2029                                    3,013,078        2,984,844
      Lauder Estee COS Inc                    Common Stock                                        2,768,290        2,970,769
      Conagra Inc                             Common Stock                                        3,616,590        2,939,894
      Norfolk Southern Corp                   Common Stock                                        3,918,219        2,904,850
      Federal Home Loan Banks                 6.905%   18 Oct 2004                                2,925,000        2,903,063
      Merita Bank Ltd                         7.15%   29 Dec 2049                                 2,999,640        2,899,080
      FFTW Funds Inc                          International Hedged Portfolios                     2,887,554        2,893,718
      Coastal Fin I                           Tr Originated Pfd Secs PCT                          3,243,600        2,877,900
      PE Corp                                 Common Stock                                        1,420,891        2,875,469
      Baker Hughes Inc                        Common Stock                                        2,400,978        2,856,496
      Fox Entertainment Group Inc             Common Stock                                        2,634,150        2,855,344
      Arrow Electrs Inc                       Common Stock                                        2,370,097        2,788,713



                                                                 -13-



      CSX Corp                                Common Stock                                        3,752,491        2,782,963
      Masco Corp                              Common Stock                                        2,137,517        2,732,888
      Xilinx Inc                              Common Stock                                        2,152,915        2,728,125
      Texas Utilities Co                      Common Stock                                        3,038,434        2,724,088
      Schlumberger Ltd                        Common Stock                                        2,100,817        2,716,875
      Champion Intl Corp                      Common Stock                                        1,914,322        2,706,669
      Computer Assoc Intl Inc                 Common Stock                                        1,437,207        2,690,845
      LB Coml Conduit Mtg Tr                  5.87%   15 Aug 2006                                 2,835,586        2,681,283
      Level 3 Communications Inc              Common Stock                                        1,843,259        2,677,313
      Grainger W W Inc                        Common Stock                                        2,719,513        2,667,938
      Quintiles Transnational Corp            Common Stock                                        3,437,134        2,659,231
      Pacificare Health Systems               Common Stock                                        3,305,264        2,628,800
      PMI Group Inc                           Common Stock                                        2,022,619        2,562,656
      Albertsons Inc                          Common Stock                                        2,531,296        2,554,200
      Eaton Corp                              Common Stock                                        2,361,997        2,512,825
      Sealed Air Corp                         Common Stock                                        1,762,932        2,487,000
      Becton Dickinson & Co                   Common Stock                                        2,495,142        2,477,050
      Juniper Networks Inc                    Common Stock                                        1,368,669        2,448,000
      Goodrich B F Co                         Common Stock                                        3,197,715        2,444,750
      Public Svc Enterprise Group             Common Stock                                        2,750,439        2,436,875
      Agilent Technologies Inc                Common Stock                                        1,239,484        2,412,150
      AMR Corp                                Common Stock                                        1,636,761        2,405,300
      United Healthcare Corp                  Common Stock                                        2,021,096        2,385,313
      Fleetboston Finl Corp                   Common Stock                                        2,455,107        2,381,175
      Textron Inc                             Common Stock                                        1,190,329        2,377,313
      Osprey Trust Osprey Inc                 8.31%   15 Jan 2003                                 2,350,000        2,333,386
      Black & Decker Corporation              Common Stock                                        1,712,010        2,293,775
      TJX Cos Inc                             Common Stock                                        2,428,725        2,280,825
      Metromedia Fiber Network Inc            Common Stock                                        2,000,189        2,272,238
      Firstenergy Corp                        Common Stock                                        2,909,750        2,266,481
      United States Tres SC STRP INT          0.01%   15 Feb 2013                                 2,292,390        2,266,466
      Waste Mgmt Inc                          Common Stock                                        4,404,332        2,265,313
      KBC BK FDG TR III                       9.86%   29 Nov 2049                                 2,170,000        2,245,505
      FPL Group Inc                           Common Stock                                        2,683,677        2,217,688
      Coca Cola Enterprises Inc               Common Stock                                        1,892,252        2,213,750
      American Std Cos Inc                    Common Stock                                        1,662,514        2,179,063
      Atlantic Richfield Co                   Common Stock                                        1,727,506        2,162,500
      Newell Rubbermaid Inc                   Common Stock                                        3,005,257        2,160,500
      Lockheed Martin Corp                    Common Stock                                        2,860,029        2,137,188
      Seagate Technology                      Common Stock                                        1,271,368        2,127,906
      Solectron Corp                          Common Stock                                          268,861        2,121,288
      Tosco Corp                              Common Stock                                        1,916,909        2,115,188
      Veritas Software Corp                   Common Stock                                        1,447,010        2,075,313
      Raytheon Co                             Common Stock                                        2,277,699        2,042,656
      GNMA Pool             781035            6.5%   15 May 2029                                  2,076,658        2,037,691
      Jostens inc                             Common Stock                                        1,796,728        2,017,938
      Gillette Co                             Common Stock                                        2,223,676        2,005,831
      Bank of Montreal (Chicago)              6.3%   14 Jan 2000                                  2,000,000        2,000,000
      Southern UN Co                          8.25%   15 Nov 2029                                 1,991,300        1,978,540
      GNMA I  TBA JAN 30 SINGLE FAM           7.5%   15 Dec 2099                                  2,007,500        1,977,500
      Owens Ill Inc                           Common Stock                                        2,789,335        1,972,419
      Schering Plough Corp                    Common Stock                                        1,911,939        1,965,938



                                                                 -14-



      Morgan J P & Co Inc                     Common Stock                                        1,937,391        1,962,688
      Phillips Pete Co                        Common Stock                                        1,819,693        1,936,400
      Oracle Corp                             Common Stock                                        1,007,334        1,927,475
      Cablevision Sys Corp                    Common Stock                                          867,425        1,925,250
      Northeast Utilities                     Common Stock                                        1,268,237        1,922,594
      Mediaone Group Inc                      Common Stock                                        1,742,869        1,920,313
      New York Times Co                       Common Stock                                        1,143,983        1,896,225
      FHLMC   TBA JAN 30 GOLD SINGLE          6.5%   01 Dec 2099                                  1,926,875        1,885,620
      AON Corp                                Common Stock                                        1,722,774        1,876,000
      United States Treasury Bonds            6.625%   15 Feb 2027                                1,989,558        1,853,338
      Autodesk Incorporated                   Common Stock                                        2,266,202        1,839,375
      Crown Cork & Seal Inc                   Common Stock                                        3,258,146        1,828,038
      Lincoln Natl Corp                       Common Stock                                        2,040,871        1,812,000
      General Mills Inc                       Common Stock                                        1,734,510        1,794,650
      Occidental Pete Corp                    Common Stock                                        1,841,062        1,784,063
      Providian Home Equity Loan              6.7588%   25 Jun 2025                               1,762,155        1,759,389
      Cigna Corp                              Common Stock                                        1,425,596        1,748,206
      Royal Caribbean Cruises Ltd             Common Stock                                        1,133,896        1,745,663
      Reynolds Metals Co                      Common Stock                                        1,475,287        1,743,219
      Union Pacific Res Group Inc             Common Stock                                        3,066,408        1,728,900
      Kennametal Inc                          Common Stock                                        1,841,913        1,714,875
      Dresdner FDG TR I                       8.151%   30 Jun 2031                                1,830,000        1,714,417
      Maxim Integrated Prods Inc              Common Stock                                        1,367,932        1,698,750
      Financing Corp CPN FICO STRP            0%   30 May 2005                                    1,751,358        1,682,562
      Pepsi Bottling Group Inc                Common Stock                                        2,306,666        1,674,469
      Dana Corp                               Common Stock                                        2,544,850        1,673,506
      Gannett Inc                             Common Stock                                        1,399,360        1,655,719
      Bellsouth Corp                          Common Stock                                        1,625,784        1,624,394
      Symbol Technologies Inc                 Common Stock                                          674,473        1,620,844
      Pepsico Inc                             Common Stock                                        1,566,923        1,610,925
      Sycamore Networks Inc                   Common Stock                                          197,600        1,601,600
      Deutsche Mtg & Asset Rec Corp           6.22%   15 Sep 2007                                 1,620,313        1,587,234
      Goldman Sachs Group Inc                 Common Stock                                          999,925        1,572,931
      GNMA Pool             354686            7.5%   15 Nov 2023                                  1,624,934        1,571,799
      United States Treas NTS                 5.875%   15 Nov 2004                                1,592,000        1,568,752
      YOUNG + RUBICAM INC                     COM                                                   845,326        1,556,500
      Columbia Energy Group                   Common Stock                                        1,245,284        1,530,650
      Liberty Media Corp                      8.5%   15 Jul 2029                                  1,495,905        1,518,960
      Federal Mogul Corp                      Common Stock                                        2,844,830        1,509,375
      General Motors Corp                     Common Stock                                          899,450        1,502,400
      Government Natl Mtg Assn                6.0963%   16 Jul 2028                               1,530,374        1,493,648
      Air 2 Us                                8.027%   01 Oct 2020                                1,525,170        1,489,545
      Sepracor Inc                            Common Stock                                        1,276,260        1,487,813
      Associates First Cap Corp               Common Stock                                        1,676,035        1,467,742
      Harrahs Entertainment Inc               Common Stock                                        1,335,269        1,454,063
      Centaur Funding Corp                    Preferred Stock                                     1,552,636        1,452,657
      Advanced Micro Devices Inc              Common Stock                                        1,215,675        1,446,875
      FNMA Pool             498091            6.5%   01 May 2029                                  1,459,070        1,433,386
      IMS Health Inc                          Common Stock                                        1,249,276        1,432,781
      American Pwr Conversion Corp            Common Stock                                          642,766        1,424,250
      Service Corp Intl                       Common Stock                                        3,084,894        1,422,881
      American Greetings Corp                 Common Stock                                        1,688,698        1,417,500



                                                                 -15-



      Weatherford Intl Inc                    Common Stock                                          930,065        1,416,783
      Saks Inc                                Common Stock                                        2,147,088        1,406,850
      Williams Sonoma Inc                     Common Stock                                        1,098,232        1,403,000
      Rohm & Haas Co                          Common Stock                                        1,109,656        1,399,650
      Best Buy Co Inc                         Common Stock                                        1,176,008        1,377,647
      Cincinnati Finl Corp                    Common Stock                                        1,605,140        1,372,250
      GNMA Pool             496920            7%   15 Apr 2029                                    1,439,406        1,366,853
      Cox Communications Inc                  Common Stock                                          915,666        1,359,600
      Household Fin Corp                      7%   01 Aug 2003                                    1,352,856        1,333,665
      US Bancorp                              Common Stock                                        1,568,826        1,333,500
      Union Pac Corp                          Common Stock                                        1,450,437        1,330,563
      Federal Natl Mtg Assn                   5.125%   13 Feb 2004                                1,347,777        1,316,224
      Autonation Inc                          Common Stock                                        2,183,856        1,315,350
      Financing Corp CPN FICO STRIPS          0%   06 Jun 2003                                    1,232,512        1,310,644
      Green Tree Finl Corp                    6.42%   15 Sep 2015                                 1,299,391        1,285,375
      V F Corp                                Common Stock                                        1,434,039        1,275,000
      American Elec Pwr Inc                   Common Stock                                        1,401,059        1,252,875
      Loews Corp                              Common Stock                                        1,617,651        1,238,025
      FNMA Pool             420778            6.5%   01 Jun 2028                                  1,295,386        1,229,323
      Du Pont E I De Nemours & Co             Common Stock                                          630,009        1,202,153
      Boise Cascade Corp                      Common Stock                                        1,062,098        1,178,550
      Xerox Corp                              Common Stock                                        2,379,638        1,172,944
      Federal Home Ln Mtg PC GTD              3.5%   15 Jun 2007                                  1,174,695        1,170,545
      3Com Corp                               Common Stock                                          904,845        1,170,300
      FNMA Pool             437266            5.5%   01 Aug 2028                                  1,267,109        1,168,373
      Tandy Corp                              Common Stock                                          869,913        1,155,906
      Seagram Ltd                             Common Stock                                        1,181,313        1,145,906
      Amerada Hess Corp                       Common Stock                                        1,014,978        1,123,650
      Morgan Guaranty Trust Co of NY          0.001%   31 Dec 2000                                1,120,078        1,120,078
      FNMA Pool 479193                        6%   01 Jan 2029                                    1,206,823        1,116,946
      Union Planters Corp                     Common Stock                                        1,221,900        1,092,419
      Pharmacia & Upjohn Inc                  Common Stock                                        1,324,549        1,066,500
      FNMA Pool         510488                7%   01 Aug 2029                                    1,077,313        1,063,557
      Cendant Corp                            Common Stock                                          759,917        1,054,531
      Carnival Corp                           Common Stock                                          900,280        1,051,875
      FNMA Pool             190759            6%   01 Apr 2009                                    1,040,677        1,027,749
      Rite Aid Corp                           Common Stock                                        2,185,859        1,023,656
      GNMA Pool             405558            7.5%   15 Jan 2026                                  1,048,331        1,017,024
      Consolidated Stores Corp                Common Stock                                        1,707,258        1,007,500
      SMS Student Ln Tr                       5.4112%   28 Jul 2006                               1,000,000        1,001,080
      Capital Desjardins Inc                  7.37%   08 Aug 2005                                 1,015,550          992,100
      Adelphia Communications Corp            Common Stock                                        1,124,530          984,375
      Charter Communications Inc              Common Stock                                          881,019          984,375
      USG Corp                                Common Stock                                          700,170          975,488
      FNMA    TBA JAN 15 SINGLE FAM           6.5%   01 Dec 2099                                    981,250          970,000
      Quantum Corp                            Common Stock                                        1,336,044          969,513
      Raytheon Co                             Common Stock                                        2,053,531          967,688
      JP Morgan Paper                         5.28%   06 Mar 2000                                   960,547          960,547
      Policy Mgmt Sys Corp                    Common Stock                                        1,112,889          958,594
      FNMA Pool      252256                   7%   01 Feb 2029                                    1,010,379          957,164
      Indy Mac Mtg Hldgs Inc                  Common Stock                                        1,928,889          956,250
      Sprint Corp                             Common Stock                                          939,835          943,000



                                                                 -16-



      FNMA Pool 525059                        6.5%   01 Dec 2029                                    956,346          942,274
      GNMA Pool             454195            7%   15 Aug 2028                                      991,517          941,540
      Federal Natl Mtg Assn REMIC             6%   25 Mar 2009                                      958,281          940,000
      P P & L Res Inc                         Common Stock                                        1,096,645          937,875
      Residential Fdg Mtg Secs                6.5%   25 Sep 2014                                    944,989          937,210
      BMC Software Inc                        Common Stock                                          730,633          935,269
      Smurfit Stone Container Corp            Common Stock                                          714,878          929,653
      Ambac Finl Group Inc                    Common Stock                                          971,716          928,938
      Federal Home Ln Mtg PC GTD              6.25%   25 Nov 2023                                 1,023,594          922,500
      Galileo Intl Inc                        Common Stock                                        1,109,020          898,125
      Mattel Inc                              Common Stock                                        1,731,965          897,750
      ITT Inds Inc                            Common Stock                                          997,362          896,125
      Arch Chemicals Inc                      Common Stock                                        1,014,067          895,078
      Fed Hm Ln PC          C00858            8%   01 Jul 2029                                      886,442          887,122
      Summit Bancorp                          Common Stock                                          968,478          878,938
      Ford Mtr Co                             7.45%   16 Jul 2031                                   904,093          875,456
      AXA Finl Inc                            Common Stock                                          802,497          873,975
      United States Treas NTS                 6.875%   15 May 2006                                  916,988          870,099
      Citigroup Inc                           Preferred Stock                                       991,678          864,825
      United States Treas NTS                 7%   15 Jul 2006                                      873,403          860,345
      Nabisco Hldgs Corp                      Common Stock                                        1,028,577          857,038
      Merit Securities Corp                   6.7787%   28 Apr 2032                                 866,129          852,305
      Wisconsin Energy Corp                   Common Stock                                        1,276,349          850,850
      FNMA Pool             452415            6%   01 Dec 2028                                      913,115          845,780
      Temple Inland Inc                       Common Stock                                          758,408          844,000
      Finova Cap Corp                         7.25%   08 Nov 2004                                   855,692          843,939
      Niagara Mohawk Hldgs inc                Common Stock                                          909,126          843,219
      MBIA Inc                                Common Stock                                        1,031,444          834,438
      Cooper Inds Inc                         Common Stock                                          888,068          828,969
      United Parcel Svc Inc                   Common Stock                                          605,156          828,000
      PNC Bk Corp                             Common Stock                                          918,960          827,700
      Kinder Morgan Inc                       Common Stock                                          818,040          823,650
      Fed Hm Ln PC E74599                     6%   01 Jan 2014                                      869,185          823,634
      FNMA Pool             323887            6%   01 Dec 2013                                      829,318          821,205
      Centaur Funding                         Preferred Stock                                       800,000          819,000
      Jefferson Pilot Corp                    Common Stock                                          880,854          819,000
      Federal Home Ln Mtg PC GTD              3.5%   15 Nov 2007                                    802,222          803,921
      Northern Sts Pwr Co                     Common Stock                                        1,081,170          797,550
      Compuware Corp                          Common Stock                                          755,471          797,150
      General Elec Cap Corp Mtn               8.09%   01 Apr 2004                                   841,938          796,734
      United States Treas Bills               0.01%   04 May 2000                                   781,136          785,520
      Distribution Finl Svcs Rv Tr            5.84%   15 Oct 2011                                   799,883          784,048
      Massachusetts Mut Life Ins Co           7.5%   01 Mar 2024                                    916,978          778,672
      First NBC Cr Card Master Tr             6.15%   15 Sep 2004                                   779,878          775,677
      Hartford Financial Svcs Grp             Common Stock                                          672,228          762,738
      Federal Natl Mtg Assn GTD               6.9688%   25 Dec 2023                                 759,713          760,595
      CIT Group Inc                           Common Stock                                          993,271          760,500
      Countrywide Cr Inds Inc                 Common Stock                                          791,229          749,925
      Total Fina SA                           Common Stock                                          455,472          747,900
      Murphy Oil Corp                         Common Stock                                          631,150          745,875
      Southtrust Corp                         Common Stock                                          732,388          741,125
      Prudential Ins Co Amer                  6.875%   15 Apr 2003                                  743,903          739,335



                                                                 -17-



      Banco Latinoamericano de Expor          7.2%   28 May 2002                                    762,735          735,953
      Carolina Pwr & Lt Co                    Common Stock                                          813,545          730,500
      Monsanto Co                             Common Stock                                          801,165          719,625
      Finova Group Inc                        Common Stock                                          914,712          710,000
      Federal Natl Mtg Assn REMIC             7.4688%   25 Aug 2022                                 697,125          696,212
      Central & South West Corp               Common Stock                                          928,099          686,000
      National Semiconductor Corp             Common Stock                                          428,177          676,438
      Union Carbide Corp                      Common Stock                                          438,845          667,500
      Firstplus Home Ln Owner Tr              6.61%   10 May 2020                                   699,827          667,184
      American Express Cr Acct Tr             5.6%   15 Nov 2006                                    698,630          663,684
      Residential Accredit Lns Inc            6.75%   25 Jun 2029                                   689,262          661,589
      Pacific Centy Finl Corp                 Common Stock                                          782,142          659,669
      Peoples Heritage Finl Group             Common Stock                                          773,251          655,219
      News Amer Hldgs Inc                     10.125%   15 Oct 2012                                 683,040          650,664
      Echostar Communications Corp            Common Stock                                          297,937          643,500
      Electronic Data Sys Corp                Common Stock                                          618,115          629,213
      Royal Dutch Pete Co                     Common Stock                                          446,457          628,550
      Government Natl Mtg                     1%   17 Feb 2029                                      592,470          626,393
      United States Treas Bds                 5.5%   15 Aug 2028                                    630,597          614,023
      Federal Natl Mtg Assn REMIC             7.0687%   25 Feb 2009                                 615,967          612,998
      Valero Energy Corp                      Common Stock                                          708,949          612,150
      Astoria Finl Corp                       Common Stock                                          852,408          608,750
      Comed Transitional Fdg Tr               5.63%   25 Jun 2009                                   654,682          606,851
      Goodyear Tire and Rubber                Common Stock                                          930,360          603,213
      Starwood Hotels & Resorts               Common Stock                                          611,261          582,800
      Lyondell Chemical Co                    Common Stock                                          780,473          582,675
      Sprint Cap Corp                         6.9%   01 May 2019                                    629,418          582,067
      Comcast Corp                            Common Stock                                          293,444          581,469
      Atmel Corp                              Common Stock                                          250,285          579,425
      Wisconsin Cent Transn Corp              Common Stock                                          979,960          575,125
      Federal Natl Mtg Assn GTD               0%   25 May 2022                                      455,907          574,438
      Boeing Co                               Common Stock                                          586,405          573,563
      Federal Home Ln Mtg Corp                Common Stock                                          612,116          550,631
      Ford Mtr Cr Co                          7.375%   28 Oct 2009                                  553,957          547,924
      Allegheny Energy Inc                    Common Stock                                          672,099          546,831
      Worldcom Inc GA                         6.95%   15 Aug 2028                                   580,518          544,776
      Blockbuster Inc                         Common Stock                                          600,100          535,000
      Structured Asset Secs Corp              6.6387%   25 Dec 2000                                 531,807          531,227
      Raytheon Co                             6.15%   01 Nov 2008                                   591,697          528,687
      Aames Mortgage Trust                    5.565%   15 Jun 2028                                  531,417          528,143
      TCF Financial Corp                      Common Stock                                          484,792          522,375
      Provident Finl Group Inc                Common Stock                                          529,548          520,188
      Entergy Corp                            Common Stock                                          604,973          517,575
      FNMA Pool 523178                        8.5%   01 Nov 2029                                    517,729          512,573
      Railcar Tr No                           7.75%   01 Jun 2004                                   536,500          511,575
      Ralcorp Hldgs Inc                       8.75%   15 Sep 2004                                   573,190          510,570
      Student Ln Marketing Assn Mtn           9.4%   31 May 2002                                    517,549          510,157
      PNC FDG Corp                            7.5%   01 Nov 2009                                    509,690          500,682
      First USA Cr Card TMaster Tr            5.9463%   15 Oct 2003                                 504,824          500,510
      Chase Cr Card Master Tr                 6.3%   15 Apr 2003                                    503,320          499,375
      Barnes & Noble Inc                      Common Stock                                          778,304          499,125
      Xerox Corp Medium Term NTS              5.545%   22 Jul 2037                                  501,563          495,950



                                                                 -18-



      Equifax Inc                             Common Stock                                          703,959          494,813
      Private Expt Fdg Corp                   6.45%   30 Sep 2004                                   499,605          491,835
      Jones Apparel Group Inc                 Common Stock                                          525,151          490,963
      Ford Mtr Cr Co                          6.125%   28 Apr 2003                                  497,566          489,946
      Bankamerica Corp                        5.875%   15 Feb 2009                                  499,277          489,742
      Leggett & Platt Inc                     Common Stock                                          539,864          488,775
      Union Oil Co CA                         7.35%   15 Jun 2009                                   509,400          486,450
      New Jersey Economic Dev Auth            7.425%   15 Feb 2029                                  500,000          482,645
      Chase Manhattan Corp                    7%   15 Nov 2009                                      495,635          481,075
      Pinnacle West Cap Corp                  Common Stock                                          577,718          476,775
      Financial Sec Assur Hldgs Ltd           Common Stock                                          481,564          474,338
      Columbia / HCA Healthcare Corp          Common Stock                                          403,599          471,931
      Green Tree Finl Corp                    7.35%   15 May 2027                                   469,486          469,413
      Sun Life CDA US CAKP TR I               8.526%   29 May 2049                                  500,000          466,420
      Teco Energy Inc                         Common Stock                                          511,334          465,919
      Ford Mtr Cr Co                          5.75%   23 Feb 2004                                   487,918          465,191
      FNMA Pool      444397                   6.5%   01 Nov 2028                                    473,224          462,482
      Petroleum Geo Svcs A/S                  6.625%   30 Mar 2008                                  497,905          462,280
      CIT RV TR                               6.09%   15 Feb 2012                                   469,949          458,936
      Federal Home Ln Mtg Corp                1%   25 Oct 2016                                      312,500          455,000
      3M Employee St Ownership Plan           5.62%   15 Jul 2009                                   489,771          453,983
      Crescent Real Estate Equities           Common Stock                                          537,281          453,863
      Govt Natl Mtg Assn GTD REMIC            5.9962%   16 Jul 2029                                 454,132          450,614
      FNMA Pool             494652            6.5%   01 May 2029                                    457,003          446,630
      Residential Accredit Lns Inc            7%   25 Jul 2029                                      453,509          445,109
      Nationslink FDG Corp                    6.001%   20 Nov 2007                                  469,001          444,361
      Comdisco Inc                            Common Stock                                          450,000          443,628
      Allegheny Technologies Inc              Common Stock                                          694,188          443,141
      Federal Natl Mtg Assn REMIC             1%   25 Sep 2007                                      454,390          442,923
      Alza Corp                               Common Stock                                          572,577          439,738
      EOP Oper Ltd Partnership                6.376%   15 Feb 2002                                  449,330          439,479
      Capital One Bank                        6.76%   23 Jul 2002                                   450,000          439,416
      Global Marine Inc                       Common Stock                                          311,816          438,900
      Mellon Finl Co                          9.25%   15 Aug 2001                                   452,248          434,154
      Worldcom Inc GA                         7.75%   01 Apr 2007                                   441,873          433,411
      Susa Partnership LP                     7.125%   01 Nov 2003                                  459,207          433,391
      Vornado Rlty Tr                         Common Stock                                          488,598          425,750
      Country Home Ln Inc                     6.85%   15 Jun 2004                                   434,890          425,571
      Regions Finl Corp                       Common Stock                                          490,235          422,100
      Tyco Intl Group                         6.375%   15 Jun 2005                                  448,160          421,551
      Federal Home Ln Mtg Corp                5.8963%   15 Apr 2019                                 427,717          420,895
      Exodus Communications Inc               Common Stock                                          125,326          417,419
      PG&E Corp                               Common Stock                                          610,666          414,100
      Fed Hm Ln PC          C27874            7%   01 Jun 2029                                      422,556          413,705
      Federal Home Ln Mtg Corp                5.75%   15 Mar 2009                                   419,283          411,048
      CIT Group Hldgs Inc MTN                 7.125%   17 Jun 2002                                  419,094          409,602
      Viacom Inc                              7.75%   01 Jun 2005                                   409,448          402,612
      California Infra & Economic             6.42%   26 Dec 2009                                   444,104          399,963
      Charter One Finl Inc                    Common Stock                                          530,631          399,713
      Dime Bancorp Inc                        Common Stock                                          561,127          397,788
      Franklin Pk Fin Inc                     5.7962%   15 May 2007                                 399,960          397,438
      Consolidated Nat Gas Co                 Common Stock                                          331,007          396,119



                                                                 -19-



      Hibernia Corp                           Common Stock                                          486,573          395,250
      Compass Bancshares Inc                  Common Stock                                          428,414          390,469
      Comm 1999 1                             6.455%   15 Sep 2008                                  426,273          389,819
      Sandisk Corp                            Common Stock                                          276,391          389,813
      Federal Home Ln Mtg PC GTD              6%   15 May 2008                                      385,494          388,845
      Tosco Corp                              7.25%   01 Jan 2007                                   415,952          385,116
      Agco Corp                               Common Stock                                          349,611          382,969
      Norwest Asset Secs Corp                 6.75%   25 Aug 2029                                   387,438          382,248
      Ultramar Diamond Shamrock               Common Stock                                          427,750          381,150
      Safeway Inc                             Common Stock                                          497,158          380,519
      Associates Corp North America           5.8%   20 Apr 2004                                    382,532          378,996
      Federal Natl Mtg Assn GTD               0.01%   25 Jun 2008                                   368,113          371,634
      CIT RV TR                               5.96%   15 Apr 2011                                   369,897          363,695
      Hilton Hotels Corp                      Common Stock                                          545,911          355,163
      Harris Corp                             Common Stock                                          382,787          354,944
      General Mtrs Accep Corp                 5.85%   14 Jan 2009                                   377,596          353,384
      Federal Natl Mtg Assn GTD               7.2687%   25 Apr 2029                                 349,901          348,509
      Bombadier Cap Inc Med Trm Nts           7.3%   15 Dec 2002                                    349,552          348,280
      Wal Mart Stores Inc                     6.875%   10 Aug 2009                                  353,608          345,660
      GMAC Coml Mtg Sec Inc                   6.411%   15 Nov 2007                                  361,297          344,920
      Transamerica Fin Corp                   7.25%   15 Aug 2002                                   339,813          339,330
      Simon Ppty Group Inc                    Common Stock                                          370,054          337,181
      Greenpoint Finl Corp                    Common Stock                                          407,524          333,375
      GNMA Pool 439497                        7.5%   15 Feb 2027                                    343,006          329,319
      Kroger Co                               Common Stock                                          313,734          328,425
      Bear Stearns Cos Inc                    6.25%   15 Jul 2005                                   349,783          327,198
      Unilever N V                            Common Stock                                          495,523          326,625
      Borg Warner Automotive Inc              Common Stock                                          347,996          324,000
      Delta Air Lines Inc                     7.9%   15 Dec 2009                                    327,710          321,324
      Knight Ridder Inc                       Common Stock                                          287,631          321,300
      Ryder Sys Inc                           Common Stock                                          342,083          320,131
      Diamond Technology Partner Inc          Common Stock                                           63,944          317,969
      Ford Capital BV                         9.875%   15 May 2002                                  340,461          317,487
      United States Treas Bds                 6.375%   15 Aug 2027                                  363,225          316,955
      General Semiconductor Inc               Common Stock                                          179,407          316,381
      PP & L Transition                       6.72%   26 Dec 2005                                   319,983          316,182
      Transocean Sedco Forex Inc              Common Stock                                                0          315,008
      Harman Intl Inds Inc                    Common Stock                                          241,372          314,300
      Zurich Cap Trust                        8.376%   01 Jun 2037                                  320,000          313,875
      Skandinaviska Enskilda Banken           1%   29 Dec 2049                                      333,747          312,655
      FNMA Pool 506543                        6.5%   01 Jul 2029                                    319,557          312,304
      Mirage Resorts Inc                      Common Stock                                          361,741          310,844
      FNMA Pool             498065            6.5%   01 Jun 2029                                    317,805          310,591
      FNMA Pool               503680          6.5%   01 Jun 2029                                    317,783          310,570
      Global Crossing Ltd                     Common Stock                                          142,283          310,000
      FNMA Pool 505509                        6.5%   01 Jul 2029                                    316,605          309,419
      FNMA Pool             503732            6.5%   01 Jul 2029                                    316,497          309,313
      FNMA Pool 252497                        6.5%   01 Jun 2029                                    316,259          309,080
      United States Treas Bds                 12%   15 Aug 2013                                     318,453          307,121
      Automatic Data Processing Inc           Common Stock                                          284,653          307,088
      United States Treas Bds                 5.25%   15 Nov 2028                                   328,752          304,788
      Federal Home Ln Mtg PC GTD              9%   15 Jun 2020                                      305,996          303,517



                                                                 -20-



      Genuine Parts Co                        Common Stock                                          393,183          302,713
      Vintage Pete Inc                        Common Stock                                          333,011          301,563
      Vanderbilt Mtg & Fin Inc                1%   07 Feb 2012                                      299,625          299,931
      United States Treas Nts                 6.25%   30 Jun 2002                                   301,265          299,811
      Vanderbilt Mtg & Fin Inc                1%   07 Jun 2009                                      299,953          299,694
      Cendant Corp                            7.75%   01 Dec 2003                                   299,484          299,280
      Idacorp Inc                             Common Stock                                          355,637          297,619
      Phoenix Technology Ltd                  Common Stock                                          163,906          297,275
      Fed Hm Ln PC          G10777            9%   01 Jun 2010                                      306,491          297,242
      Countrywide Home Lns Inc MTN            5.62%   16 Oct 2000                                   300,000          297,057
      Washington Mutual Inc                   7.5%   15 Aug 2006                                    296,280          296,775
      Daimler Chrysler Nortl Hldg Co          7.2%   01 Sep 2009                                    299,676          294,672
      Lear Corp                               Common Stock                                          366,641          294,400
      Abercrombie and Fitch Co                Common Stock                                          378,720          293,563
      Linear Technology Corp                  Common Stock                                          262,520          293,406
      Abbey Natl PLC                          6.7%   29 Jun 2049                                    306,101          293,088
      Merrill Lynch & Co Inc                  5.71%   15 Jan 2002                                   300,000          292,926
      Emulex Corp                             Common Stock                                           89,967          292,500
      Signet Helco Tr                         6.7387%   20 Jun 2004                                 291,852          291,187
      GMAC Coml Mtg Sec Inc                   6.42%   15 Aug 2008                                   294,342          289,782
      Noram Energy Corp                       6.375%   01 Nov 2003                                  299,376          288,768
      Peregrine Sys Inc                       Common Stock                                           60,686          286,238
      LB Coml Conduit Mtg Tr                  6.78%   15 Apr 2009                                   287,730          286,035
      Continental Airls Pass Thru Tr          7.256%   15 Mar 2020                                  291,912          283,713
      Ensco Intl Inc                          Common Stock                                          217,349          283,650
      Morgan J P Coml Mtg Fin Corp            6.18%   15 Oct 2035                                   296,677          282,049
      Xerox Cap Europe PLC                    5.875%   15 May 2004                                  298,512          281,001
      Goldman Sachs Group Inc                 6.65%   15 May 2009                                   299,397          279,240
      Dayton Hudson Corp                      Common Stock                                          234,264          279,063
      GNMA Pool             473897            6.75%   15 May 2000                                   276,056          276,283
      Corn Products Intl Inc                  Common Stock                                          290,504          275,100
      NB CAP TR II                            7.83%   15 Dec 2026                                   312,546          274,614
      Associated Banc Corp                    Common Stock                                          259,412          274,000
      Citigroup Cap II                        7.75%   01 Dec 2036                                   305,895          273,354
      FNMA Pool             398104            6.5%   01 Nov 2027                                    283,267          272,450
      Southern Peru Ltd                       7.9%   30 May 2007                                    300,000          269,525
      Bayerische Landesbank                   5.875%   01 Dec 2008                                  299,751          269,028
      First UN Natl Bk Coml Mtg Tr            7.39%   15 Nov 2009                                   271,347          268,481
      Federal Natl Mtg Assn REMIC             6.9188%   25 Mar 2009                                 272,515          268,366
      TRW Inc                                 6.625%   01 Jun 2004                                  273,218          265,815
      California Infr & Economic Dev          6.48%   26 Dec 2009                                   274,656          264,737
      Cooper Cameron Corp                     Common Stock                                          180,835          264,263
      Fleet Natl Bk Providence R I            5.75%   15 Jan 2009                                   300,216          263,511
      Michael Foods Inc                       Common Stock                                          183,688          263,488
      Adobe Sys Inc                           Common Stock                                          295,142          262,275
      Coastal Corp                            Common Stock                                          242,806          262,238
      Kellwood Co                             Common Stock                                          365,342          260,463
      Qlogoc Corp                             Common Stock                                           27,786          255,800
      First UN Natl Bank Chase                6.65%   15 Apr 2009                                   256,293          255,126
      GNMA Pool             345036            7.5%   15 Oct 2023                                    263,596          253,896
      Wellman Inc                             Common Stock                                          279,354          253,300
      Huntington Bancshares Inc               Common Stock                                          268,529          253,075



                                                                 -21-



      Residential Fdg Mtg Secs                7.68%   25 Jan 2020                                   249,948          251,518
      Williams Cos Inc                        1%   15 Feb 2000                                      250,810          249,830
      Equity Office Pptys Tr                  Common Stock                                          271,082          248,713
      Comdisco Inc Mtg                        6.32%   27 Nov 2000                                   250,000          248,680
      Suntrust Bks Inc                        Common Stock                                          251,537          247,725
      Park Pl Entmt Corp                      7.95%   01 Aug 2003                                   248,200          247,585
      General Mtrs Accep Corp                 6.85%   17 Jun 2004                                   249,928          246,385
      Duke Realty Ltd Partnership             7.3%   30 Jun 2003                                    249,785          245,940
      Washington Fed Inc                      Common Stock                                          289,775          244,900
      TCI Communications inc                  8.65%   15 Sep 2004                                   264,169          243,986
      FNMA REMIC TR 1999 TI                   6%   25 Jan 2039                                      236,582          243,515
      Mercury Gen Corp                        Common Stock                                          396,216          242,525
      Applied Micor Circuits Corp             Common Stock                                           19,214          241,775
      Eastern Enterprises                     Common Stock                                          168,273          241,238
      Occidental Pete Corp                    6.4%   01 Apr 2003                                    256,885          241,035
      Transcanada Pipelines Ltd               6.43%   15 Mar 2004                                   245,385          240,150
      Mead Corp                               Common Stock                                          234,445          238,906
      General Motors Accep Corp               5.75%   10 Nov 2003                                   249,035          238,040
      Regency Centers L P                     7.4%   01 Apr 2004                                    249,805          237,003
      Mellon Finl Co                          5.75%   15 Nov 2003                                   249,538          236,985
      Amsouth Bancorporation                  Common Stock                                          274,591          235,601
      Consolidated Papers Inc                 Common Stock                                          208,982          235,413
      FNMA Pool             313712            6%   01 Sep 2012                                      235,901          235,052
      Highwoods Realty Ltd Parnter            7%   01 Dec 2006                                      255,715          234,328
      Triquint Semiconductor Inc              Common Stock                                           75,564          233,625
      Quaker St Corp                          6.625%   15 Oct 2005                                  253,643          233,610
      Onyx Accep Owner Tr                     7%   15 Nov 2004                                      234,942          233,604
      Lilly Eli & Co                          6.77%   01 Jan 2036                                   243,924          233,290
      Insight Enterprises Inc                 Common Stock                                           72,392          233,066
      Lehman Bros Inc                         6.625%   15 Feb 2008                                  235,093          231,955
      Residential Fdg Mtg Secs II             6.6238%   20 Sep 2022                                 231,484          231,098
      Hertz Corp                              6.5%   15 May 2006                                    231,629          227,170
      Mercury Interactive Corp                Common Stock                                           33,822          226,669
      LB Coml Conduit Mtg Tr                  6.41%   15 Aug 2007                                   228,500          226,536
      Tesoro Pete Corp                        Common Stock                                          265,792          224,313
      Pinnacle Sys Inc                        Common Stock                                          103,324          223,781
      Dominion Res Inc                        Common Stock                                          236,459          223,725
      Polycom Inc                             Common Stock                                           44,008          222,906
      Nabors Industries Inc                   Common Stock                                          144,517          222,750
      Beneficial Home Equity Ln Tr            5.5871%   28 Apr 2026                                 223,216          222,639
      Enron Corp                              6.725%   17 Nov 2008                                  242,926          222,207
      Greyhound Lines Inc                     11.5%   15 Apr 2007                                   231,000          222,000
      Citibank Cr Card Master Tr I            6.65%   15 Nov 2006                                   224,791          220,358
      Green Tree Finl Corp                    6.04%   01 Nov 2029                                   221,977          220,289
      Lubrizol Corp                           Common Stock                                          186,662          219,213
      Norwest Finl Inc                        5.625%   03 Feb 2009                                  248,980          218,985
      Saxon Asset Secs Tr                     0.99%   25 Sep 2030                                   219,983          218,625
      Exar Corp                               Common Stock                                           67,063          217,838
      EQCC Home Equity Ln Tr                  7.067%   25 Jan 2025                                  220,000          217,730
      Clear Channel Communications            6.625%   15 Jun 2008                                  242,487          217,594
      Money Store Tr                          7%   15 Apr 2028                                      225,800          216,702
      Minnesota Mng & Mfg Co                  Common Stock                                          206,382          215,325



                                                                 -22-



      Human Genome Sciences Inc               Common Stock                                          119,183          213,675
      DLJ Coml Mtg Corp                       1%   10 Jun 2009                                      212,984          212,285
      Honda Auto Lease Tr                     6.65%   15 Jul 2005                                   209,938          209,273
      Continental Airls pass Thru             6.545%   02 Feb 2019                                  215,173          208,948
      Kulicke & Soffa Inds Inc                Common Stock                                           83,497          208,556
      May Dept Stores Co                      5.95%   01 Nov 2008                                   231,357          208,546
      Quantum Corp                            Common Stock                                          228,948          207,778
      Hrpt Pptys Tr                           6.7%   23 Feb 2005                                    213,153          207,764
      North Fork Bancorporation Inc           Common Stock                                          253,496          206,500
      Lehman Brothers Hldgs Inc               6.625%   27 Dec 2002                                  212,871          205,561
      Times Mirror Co                         7.45%   15 Oct 2009                                   204,731          203,723
      Federal Home Ln Mtg Corp                5.9463%   15 Feb 2023                                 203,322          203,206
      Mid State TR VI                         7.79%   01 Jul 2035                                   214,776          202,899
      Manor Care Inc                          Common Stock                                          322,289          201,600
      Mercantile Bankshares Corp              Common Stock                                          203,455          201,206
      Dean Witter Discover & Co               6.25%   15 Mar 2000                                   201,168          200,008
      Hertz Corp                              7.625%   15 Aug 2007                                  203,216          199,976
      Dallas Semiconductor Corp               Common Stock                                          119,154          199,756
      Williams Communications Group           Common Stock                                          158,700          199,669
      Rayonier Inc                            Common Stock                                          178,475          198,081
      MSC Indl Direct Inc                     Common Stock                                          150,833          197,425
      MCI Communications Corp                 6.125%   15 Apr 2002                                  199,466          196,756
      Franchise Fin Corp America              8.25%   30 Oct 2003                                   199,798          196,336
      ERP Oper Ltd Partnership                7.57%   15 Aug 2026                                   200,000          195,714
      Procter & Gamble Co                     6.875%   15 Sep 2009                                  198,211          195,370
      Continental Airls Pass Thru             7.434%   15 Sep 2004                                  200,000          195,230
      Cooper Tire and Rubber                  7.75%   15 Dec 2009                                   198,100          195,104
      Hershey Foods Corp                      Common Stock                                          252,581          194,750
      Prologis Tr                             Common Stock                                          194,743          194,425
      Tektronix Inc                           Common Stock                                          185,490          194,375
      Quebec Prov CDA                         7.5%   15 Sep 2029                                    199,966          193,874
      Silicon Vy Group Inc                    Common Stock                                          173,296          193,475
      Abitibi Consolidated Inc                7.875%   01 Aug 2009                                  199,764          192,670
      GNMA Pool             472821            7%   15 Aug 2000                                      192,172          191,360
      Kaiser Alum Corp                        Common Stock                                          254,301          190,650
      Advanta Mtg Ln TR                       6.33%   25 Aug 2019                                   194,523          190,438
      Macromedia Inc                          Common Stock                                           52,403          190,125
      Alliant Corp                            Common Stock                                          202,277          189,750
      Bankamerica Corp                        5.75%   01 Mar 2004                                   192,000          189,548
      Scotts Co                               Common Stock                                          148,755          189,175
      ANRC Auto Owner TR                      6.94%   17 Apr 2006                                   189,971          188,997
      Burlington Northn Santa Fe Cor          6.375%   15 Dec 2005                                  207,388          188,980
      FNMA Pool 252715                        6.5%   01 Sep 2029                                    191,269          188,455
      Peco Energy Co                          Common Stock                                          146,799          187,650
      Texas Inds Inc                          Common Stock                                          162,834          187,275
      CMS Energy Corp                         Common Stock                                          270,991          187,125
      Proxim Inc                              Common Stock                                           48,347          187,000
      U S Dept Veteran Affairs REMIC          0.9504%   15 Sep 2022                                 201,954          186,788
      Cognizant Technology Solutions          Common Stock                                           65,532          185,831
      King Pharmaceuticals Inc                Common Stock                                           84,537          185,006
      Penn Engr & Mfg Corp                    Common Stock                                          210,330          185,000
      Cordant Technologies Inc                Common Stock                                          168,611          184,800



                                                                 -23-



      RF Micro Devices Inc                    Common Stock                                           19,685          184,781
      Southwest Airls Co                      Common Stock                                          210,035          184,538
      Citadel Communications Corp             Common Stock                                           56,157          181,650
      Northwest Airlines Pass Thru            6.81%   01 Feb 2020                                   199,831          180,122
      Actuate Corp                            Common Stock                                           52,431          180,075
      FNMA Pool             280117            6%   01 Apr 2009                                      180,677          179,193
      MBNA Master Cr Card TR II               6.6%   15 Nov 2004                                    179,810          178,875
      Transwitch Corp                         Common Stock                                           40,624          177,778
      FNMA Pool             283657            6%   01 Mar 2009                                      179,200          177,728
      Pentair Inc                             Common Stock                                          167,986          177,100
      Arthrocare Corp                         Common Stock                                          120,172          176,900
      Lockheed Martin Corp                    7.25%   15 May 2006                                   192,835          176,464
      Structural Dynamics Resh Corp           Common Stock                                          183,408          175,950
      Russ Berrie & Co Inc                    Common Stock                                          154,092          175,875
      Bancwest Corp                           Common Stock                                          205,674          175,500
      Kaufman & Broad Home Corp               Common Stock                                          165,376          174,150
      Caterpillar Inc                         Common Stock                                          169,693          174,131
      Proxicom Inc                            Common Stock                                           92,359          174,038
      Invitrogen Corp                         Common Stock                                           88,698          174,000
      WPS Res Corp                            Common Stock                                          196,227          173,363
      Alberto Culver Co                       Common Stock                                          159,828          172,944
      California Water Service GRP            Common Stock                                          153,890          172,781
      AAR Corp                                Common Stock                                          221,905          172,200
      Webb Del Corp                           Common Stock                                          164,398          172,069
      Longs Drug Stores Corp                  Common Stock                                          195,322          170,363
      Zale Corp                               Common Stock                                          106,647          169,313
      Protective Life Corp                    Common Stock                                          183,852          168,606
      Helmerich and Payne Inc                 Common Stock                                          177,860          167,956
      Covad Communications Group Inc          Common Stock                                          184,275          167,813
      DSP Group Inc                           Common Stock                                          131,992          167,400
      Moog Inc                                Common Stock                                          211,208          167,400
      Dendrite Intl Inc                       Common Stock                                          105,528          165,988
      Invacare Corp                           Common Stock                                          194,444          164,513
      Credence Systems Corp                   Common Stock                                          102,025          164,350
      Cabot Corp                              Common Stock                                          204,863          163,000
      Meditrust                               Common Stock                                          480,458          161,700
      PRI Automation Inc                      Common Stock                                           94,856          161,100
      CK Witco Corp                           Common Stock                                          179,827          161,035
      Wolverine Tube Inc                      Common Stock                                          173,247          161,025
      Sola Intl Inc                           Common Stock                                          169,946          160,950
      Advanced Digital Information            Common Stock                                           97,968          160,463
      Regis Corp Minnesota                    Common Stock                                          146,884          160,438
      Modine Mfg Co                           Common Stock                                          156,916          160,000
      Usec Inc                                Common Stock                                          328,405          159,600
      Alltrista Corp9                         Common Stock                                          170,097          159,300
      Ryerson Tull Inc                        Common Stock                                          175,047          158,902
      Arvin Inds Inc                          Common Stock                                          189,335          158,900
      Montana Pwr Co                          Common Stock                                          141,424          158,675
      QRS Corp                                Common Stock                                           69,726          157,500
      Tech Data Corp                          Common Stock                                          132,825          157,325
      DTE Energy Co                           Common Stock                                          168,039          156,875
      Oshkosh Truck Corp                      Common Stock                                           54,560          156,822



                                                                 -24-



      Airborne Fght Corp                      Common Stock                                          192,691          156,200
      Partnerre Ltd                           Common Stock                                          188,488          155,700
      Chesapeake Corp                         Common Stock                                          166,811          155,550
      Edison Intl                             Common Stock                                          170,717          154,506
      Bergen Brunswig Corp                    Common Stock                                          248,254          153,781
      Power Integrations                      Common Stock                                           39,883          153,400
      Oneida Ltd                              Common Stock                                          122,978          153,338
      BJS Whsl Club Inc                       Common Stock                                           62,986          153,300
      Kelly Svcs Inc                          Common Stock                                          186,199          153,263
      Cytec Inds Inc                          Common Stock                                          165,471          152,625
      Fleetwood Enterprises Inc               Common Stock                                          232,768          152,625
      Talbots Inc                             Common Stock                                           71,550          151,725
      FNMA Pool             287310            6%   01 May 2009                                      152,637          151,384
      Bowne & Co Inc                          Common Stock                                          200,838          151,200
      Varco Intl Inc                          Common Stock                                          163,075          150,775
      Ucar Intl Inc                           Common Stock                                          217,849          149,625
      Andrew Corp                             Common Stock                                          138,715          149,606
      Steris Corp                             Common Stock                                          177,941          149,531
      Supertex Inc                            Common Stock                                           82,818          149,388
      Schweitzer Mauduit Intl Inc             Common Stock                                          234,159          149,156
      Household Fin Corp                      6%   01 May 2004                                      150,164          148,128
      Citibank Cr Card Master TR I            6.3231%   15 Aug 2006                                 148,913          147,920
      Beckman Coulter Inc                     Common Stock                                          144,140          147,538
      Alaska Air Group Inc                    Common Stock                                          158,620          147,525
      TIimes Mirror Co                        Common Stock                                          132,541          147,400
      Getty Images Inc                        Common Stock                                          125,361          146,625
      Scientific Games Hldgs Corp             Common Stock                                          170,891          145,750
      Bear Stearns Cos Inc                    Common Stock                                          136,317          145,350
      Mueller Inds Inc                        Common Stock                                          102,940          145,000
      Bio Rad Laboratories Inc                Common Stock                                          153,719          144,925
      New jersey Res Corp                     Common Stock                                          132,082          144,531
      Millennium Chemicals Inc                Common Stock                                          198,569          144,175
      Bob Evans Farms Inc                     Common Stock                                          178,842          143,569
      Liberty Property                        Common Stock                                          141,332          143,075
      TD Waterhouse Group Inc                 Common Stock                                          115,488          143,006
      Public Svc Co NM                        Common Stock                                          154,810          143,000
      Ruddick Corp                            Common Stock                                          171,108          142,600
      Commercial Metals Co                    Common Stock                                          134,523          142,538
      Brinker Intl Inc                        Common Stock                                           93,496          141,600
      American Natl Ins Co                    Common Stock                                          197,306          140,250
      Anixter Intl Inc                        Common Stock                                          118,252          140,250
      Granite Constr Inc                      Common Stock                                          128,387          140,125
      Perrigo Co                              Common Stock                                          196,159          140,000
      Alexander & Baldwin Inc                 Common Stock                                          164,700          139,156
      Russell Corp                            Common Stock                                          253,307          139,025
      Toro Co                                 Common Stock                                          152,109          138,056
      C Cor Net Corporation                   Common Stock                                           78,964          137,925
      Post Ppyts Inc                          Common Stock                                          144,405          137,700
      Avalonbay Cmntys Inc                    Common Stock                                          138,814          137,250
      Cooper Tire & Rubr Co                   Common Stock                                          186,511          136,950
      Michaels Stores Inc                     Common Stock                                          156,583          136,800
      Cognex Corp                             Common Stock                                           93,802          136,500



                                                                 -25-



      Esterline Technologies Corp             Common Stock                                          180,048          136,438
      Silicon Storage Technology Inc          Common Stock                                           92,334          136,125
      Hutchinson Technology Inc               Common Stock                                          185,822          136,000
      Smith Intl Inc                          Common Stock                                          118,139          134,156
      Regal Beloit Corp                       Common Stock                                          133,724          134,063
      Whittman Hart Inc                       Common Stock                                           35,137          134,063
      Harmonic Inc                            Common Stock                                           76,473          132,913
      Hussmann Intl Inc                       Common Stock                                          132,404          132,550
      CMP Group Inc                           Common Stock                                           92,199          132,300
      RTI Intl Metals Inc                     Common Stock                                          223,761          132,000
      Horace Mann Educators Corp              Common Stock                                          175,590          131,488
      Westamerica Bancorporation              Common Stock                                          143,169          131,306
      Quanex Corp                             Common Stock                                          152,698          130,050
      Harleysville Group Inc                  Common Stock                                          167,463          129,675
      Solutia Inc                             Common Stock                                          170,311          129,675
      Universal Health Svcs Inc               Common Stock                                          161,250          129,600
      First Rep Bk San Francisco CA           Common Stock                                          164,090          129,250
      Bindview Dev Corp                       Common Stock                                           69,788          129,188
      Henry Schein Inc                        Common Stock                                          130,244          129,131
      Burlington Coat Factory Whse            Common Stock                                          149,345          129,038
      Fuller H B Co                           Common Stock                                          117,900          128,656
      Exchange Applications Inc               Common Stock                                           51,150          128,513
      Aztar Corp                              Common Stock                                           81,091          128,325
      Du Pont E I de Nemours & Co             6.75%   15 Oct 2004                                   129,644          128,296
      Intraware Inc                           Common Stock                                           68,071          127,900
      Nomura Asset Secs Corp                  6.59%   17 Mar 2028                                   129,674          127,013
      Zomax Optical Media Inc                 Common Stock                                           72,448          126,700
      Usinternetworking Inc                   Common Stock                                           94,259          125,775
      Block Drug Inc                          Common Stock                                          172,823          125,740
      Sagent Technology inc                   Common Stock                                           84,814          125,738
      Legato Systems inc                      Common Stock                                           13,948          123,863
      FNMA Pool             266975            6%   01 Feb 2009                                      124,870          123,844
      Interface inc                           Common Stock                                          227,692          123,625
      Ralcorp Hldgs Inc                       Common Stock                                          120,427          123,613
      Advanced Energy Inds Inc                Common Stock                                           82,426          123,125
      Everest Reinsurance Hldgs               Common Stock                                          190,755          122,719
      Cysive Inc                              Common Stock                                           93,586          122,506
      Premier Auto TR                         5.82%   08 Oct 2003                                   122,607          121,875
      Pepsi Bottling Hldgs inc                5.375%   17 Feb 2004                                  123,391          121,850
      Kemet Corp                              Common Stock                                           85,900          121,669
      Webtrends Corp                          Common Stock                                           75,581          121,500
      United States Tres SC STRP INT          0.01%   15 Aug 2012                                   125,816          121,025
      Rhythms Netconnections Inc              Common Stock                                          121,949          120,900
      PC Connection Inc                       Common Stock                                           67,307          120,750
      First American Finl Corp                Common Stock                                          174,323          120,644
      CTS Corp                                Common Stock                                           84,851          120,600
      U S West Communications Inc             7.2%   01 Nov 2004                                    119,772          119,576
      Comcast Cable Communications            8.875%   01 May 2017                                  121,007          119,182
      Broadvision Inc                         Common Stock                                           12,381          119,044
      Avista corp                             Common Stock                                          168,291          118,869
      Wellpoint Health Networks Inc           Common Stock                                          128,413          118,688
      Stride Rite Corp                        Common Stock                                          189,411          118,300



                                                                 -26-



      Healthsouth Corp                        Common Stock                                          317,918          118,250
      Anadigics Inc                           Common Stock                                           60,436          117,969
      Southwestern Energy Co                  Common Stock                                          222,705          117,469
      Powerwave Technologies Inc              Common Stock                                           79,016          116,750
      Wicor Inc                               Common Stock                                           90,535          116,750
      Silknet Software Inc                    Common Stock                                           79,072          116,025
      Advent Software Inc                     Common Stock                                           74,475          115,988
      Duke Weeks Rlty Corp                    Common Stock                                          139,151          115,752
      Digital Lightwave Inc                   Common Stock                                           94,425          115,200
      Pepsi Bottling Hldgs Inc                5.625%   17 Feb 2009                                  125,371          114,552
      Unit Corp                               Common Stock                                           99,382          113,775
      Kaman Corp                              Common Stock                                          136,939          113,300
      New Plan Excel Rlty Tr Inc              Common Stock                                          139,512          112,269
      Merrill Lynch Mtg Invs Inc              1%   15 Jun 2021                                      119,469          111,265
      Zoll Med Corp                           Common Stock                                           86,037          110,744
      Hubbell Inc                             Common Stock                                          154,868          109,000
      Express Scripts inc                     Common Stock                                           49,588          108,800
      Standard Register                       Common Stock                                          181,228          108,500
      Titan Corp                              Common Stock                                           95,699          108,388
      GBC Bancorp Calif                       Common Stock                                          106,400          108,150
      Iomega Corp                             Common Stock                                          129,090          108,000
      FNMA Pool             393419            7%   01 Aug 2012                                      108,852          107,241
      K Mart Corp                             Common Stock                                          171,190          106,663
      CEC Entmt Inc                           Common Stock                                           90,333          106,406
      FNMA Pool             263006            6%   01 Jan 2009                                      107,258          106,377
      Northpoint Communications Hldg          Common Stock                                          160,133          105,600
      Beneficial Home Equity Ln TR            5.6271%   28 Mar 2025                                 105,457          105,276
      Act Mfg Inc                             Common Stock                                           73,780          105,000
      Celgene Corp                            Common Stock                                           92,913          105,000
      Bay View Cap Corp                       Common Stock                                          223,366          104,988
      MKS Instrs inc                          Common Stock                                           61,432          104,763
      Molecular Devices Corp                  Common Stock                                           55,973          104,000
      Allaire Corp                            Common Stock                                           78,188          102,419
      Whole Foods Mkt Inc                     Common Stock                                           86,570          102,025
      Reliance Stl & Alum Co                  Common Stock                                           88,210          101,953
      Doubleclick Inc                         Common Stock                                           54,095          101,225
      Cole Kenneth Prodtns Inc                Common Stock                                           99,967          100,650
      Extreme Networks inc                    Common Stock                                           82,645          100,200
      United States Treas Nts                 5.875%   15 Feb 2000                                  100,164          100,047
      Central VT Public Service               Common Stock                                          138,004           99,875
      Marlin Wtr Tr/ Marlin Wtr Cap           7.09%   15 Dec 2001                                   100,000           98,166
      Chicos Fas Inc                          Common Stock                                           87,484           97,825
      Ryder Sys Inc Mtg Bk Ent                6.88%   17 Jun 2002                                   100,000           97,805
      Albany Intl Corp                        Common Stock                                          137,093           97,656
      Civic Bancorp                           Common Stock                                          105,747           97,650
      Cost Plus Inc Calif                     Common Stock                                           70,687           96,188
      Tetra Tech Inc                          Common Stock                                           75,761           96,017
      Marsh & McLennan Cos Inc                Common Stock                                           66,057           95,688
      PC Tel Inc                              Common Stock                                           83,083           94,500
      Carrier Access Corp                     Common Stock                                           65,064           94,238
      Medicis Pharmaceutical Corp             Common Stock                                           61,423           93,638
      Harrahs Oper Inc                        7.5%   15 Jan 2009                                     97,350           93,370



                                                                 -27-



      Unify Corp                              Common Stock                                           91,324           93,075
      Norsk Hydro A S                         6.7%   15 Jan 2018                                     93,269           92,726
      Bluestone Software Inc                  Common Stock                                           71,740           92,000
      Rock Tenn Co                            Common Stock                                          104,522           91,450
      Torchmark Inc                           Common Stock                                           88,875           90,094
      Professional Detailing Inc              Common Stock                                           89,104           89,813
      Newfield Expl Co                        Common Stock                                           68,904           88,275
      Ltx Corp                                Common Stock                                           48,634           87,263
      Dollar Tree Stores Inc                  Common Stock                                           38,638           87,188
      Citrix Sys Inc                          Common Stock                                           64,866           86,100
      Countrywide Fdg Corp Mtg                6.25%   15 Apr 2009                                    94,491           85,744
      Varian Inc                              Common Stock                                           74,734           85,500
      Enhance Finl Svcs Group Inc             Common Stock                                          100,581           84,500
      Urban Outfitters Inc                    Common Stock                                           73,207           84,463
      USWeb Corp                              Common Stock                                           65,292           84,431
      Humana Inc                              Common Stock                                          171,816           84,331
      Concord EFS Inc                         Common Stock                                           35,959           83,688
      Blyth Inds Inc                          Common Stock                                           87,507           82,284
      Apple Computer                          Common Stock                                           31,243           82,250
      Morgan Guaranty Trust Co of NY          1%   31 Dec 2000                                       82,014           82,014
      Fresh Del Monte Produce                 Common Stock                                          168,049           80,100
      Cinergy Corp                            Common Stock                                          100,412           79,613
      P F Chang's China Bistro Inc            Common Stock                                           82,678           79,600
      Ahl Svcs Inc                            Common Stock                                          116,543           79,325
      Empire Dist Elec Co                     Common Stock                                           77,210           79,188
      Fremont Gen Corp                        Common Stock                                          245,464           78,913
      Verio Inc                               Common Stock                                           87,852           78,519
      Hexcel Corp                             Common Stock                                          298,401           77,875
      Mark IV Inds Inc                        Common Stock                                           61,297           77,825
      Southern Co                             Common Stock                                           85,379           77,550
      Litton Inds Inc                         Common Stock                                           66,552           74,813
      Cleveland Cliffs Inc                    Common Stock                                          103,996           74,700
      U S Dept Veteran Affairs REMIC          1%   15 Sep 2024                                       76,528           74,221
      Scansource Inc                          Common Stock                                           69,629           73,013
      Paccar Inc                              Common Stock                                           67,041           70,900
      Alberta Energy Ltd                      Preferred Stock                                        72,500           68,875
      Noven Pharmaceuticals Inc               Common Stock                                           54,700           68,875
      Phelps Dodge Corp                       Common Stock                                           49,894           68,803
      Medquist Inc                            Common Stock                                           63,523           67,113
      Southdown Inc                           Common Stock                                           58,185           67,113
      Acme Communications Inc                 Common Stock                                           71,479           66,500
      AVT Corp                                Common Stock                                           43,625           65,800
      AnnTaylor Stores Corp                   Common Stock                                           48,809           65,431
      Gymboree Corp                           Common Stock                                          167,079           65,250
      Quanta Services Inc                     Common Stock                                           78,484           64,975
      Washington Post Co                      Common Stock                                           64,314           63,926
      Liberty Ppty Ltd Partnership            6.6%   05 Jun 2002                                     63,146           63,902
      NCO Group Inc                           Common Stock                                           80,117           63,263
      Read Rite Corp                          Common Stock                                          216,711           62,700
      Mobile Mini Inc                         Common Stock                                           61,168           62,350
      Disney Walt Co                          Common Stock                                           54,327           61,425
      ESG RE Ltd                              Common Stock                                          183,600           61,050



                                                                 -28-



      Advance paradiam Inc                    Common Stock                                           69,728           60,375
      Vendee Mtg Tr                           0.4353%   15 Feb 2026                                  70,078           60,012
      Brush Wellman Inc                       Common Stock                                           87,491           58,844
      Argonaut Group Inc                      Common Stock                                           68,165           55,650
      Curtiss Wright Corp                     Common Stock                                           40,214           55,313
      Pegasus Sys Inc                         Common Stock                                           41,841           54,281
      United Rentals Inc                      Common Stock                                           83,669           53,088
      Felcor Lodging Tr Inc                   Common Stock                                           71,430           52,500
      FNMA Pool             275770            6%   01 Mar 2009                                       50,061           49,650
      Genzyme Corp                            Common Stock                                           52,064           49,500
      FNMA Pool             275059            6%   01 Mar 2009                                       49,248           48,637
      Bebe Stores Inc                         Common Stock                                           60,424           45,900
      Thomas Inds Inc                         Common Stock                                           47,076           44,963
      Schuler Homes Inc                       Common Stock                                           40,538           44,850
      Waste Connections Inc                   Common Stock                                           57,556           44,756
      GNMA II     Pool   080094               6.625%   20 Jul 2027                                   41,074           41,242
      Nortel Networks Corp                    Common Stock                                           39,389           40,400
      Penney J C Inc                          Common Stock                                           76,136           37,881
      Northwest Airls Corp                    Common Stock                                           47,154           37,825
      GNMA Pool  473898                       6.75%   15 Feb 2009                                    37,044           37,044
      R & B Falcon Corp                       Common Stock                                           55,104           34,450
      IMC Global Inc                          Common Stock                                           43,289           34,388
      FNMA Pool             276664            6%   01 Mar 2009                                       33,949           33,670
      U S Dept Veterans Affairs GTD           0.0701%   15 Jun 2026                                  42,100           31,797
      Optical Coating Lab Inc                 Common Stock                                            4,525           29,600
      FNMA Pool 390375                        7%   01 Jul 2012                                       25,807           25,425
      U S Dept Veteran Affairs REMIC          0.0524%   15 Jun 2024                                  22,190           22,144
      Ingersoll Rand Co                       Common Stock                                           21,981           22,025
      Golden West Finl Corp                   Common Stock                                           18,506           20,100
      Siebel Sys Inc                          Common Stock                                           16,342           16,800
      Unicom Corp                             Common Stock                                            9,705           10,050
      Travelers Ppty Cas Corp                 Common Stock                                            5,863            6,850
      Constellation Energy Group Inc          Common Stock                                            5,657            5,800
      Federal Natl Mtg Assn REMIC             99.99%   25 Apr 2019                                    9,322            5,581
      Mandalay Resort Group                   Common Stock                                            4,673            4,025
      Paine Webber Group Inc                  Common Stock                                            3,918            3,881
      Safeco Corp                             Common Stock                                            2,346            2,488
      Water Pik Tech Inc                      Common Stock                                               60               48
      Teledyne Technologies Inc               Common Stock                                               71               47
      Genzyme Corp                            Common Stock                                                0                4
                                                                                            ---------------  ---------------
                                                                                            $ 3,056,494,802  $ 4,002,157,293
                                                                                            ===============  ===============

*Party-in-Interest

                                                                       Exhibit 1
                                                                       ---------










INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement No. 33-59853 of Northrop Grumman Corporation on Form S-8 of our report dated June 22, 2000, appearing in this Annual Report on Form 11-K of the Northrop Grumman Savings and Investment Plan for the year ended December 31, 1999.




/s/ Deloitte & Touche LLP
--------------------------
Deloitte & Touche LLP
Los Angeles, California
June 28, 2000



























                                      -30-